EXHIBIT 99.2

                     Earnings Conference Call July 22, 2004

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have some very good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. I'm here with Cliff Bown, VASCO's CFO, and Jan Valcke, VASCO's President and Chief Operating Officer, who is joining us from Brussels, Belgium.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

FORWARD LOOKING STATEMENTS

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS - KEN HUNT

Today, we are going to review the results for 2nd quarter 2004, and give you some expectations for 3rd quarter 2004. We will also update the Company's guidance, presented in a range of percentages for revenue growth, gross margin, and operating income for full-year 2004.

I am pleased to report that, building on our results of 2003, and our strong execution for 1st Quarter, 2004, we have delivered a very solid and a very profitable 2nd Quarter, 2004.

I have described in the past VASCO's sustainable, repeatable sales model. This model is continuing to show solid and profitable results. I guess you can now officially call it a trend. Strong gross margins from the 1st Quarter continued into the 2nd Quarter, as we successfully sold our products directly and through our growing reseller channel.

In a word, we had an outstanding 2nd quarter. Our revenues were $7,174,000, up 21% over the 2nd Quarter of 2003; our Gross margin as a percentage of revenue was 71%, and our Operating Income as a percentage of revenue was 21%

We continued to grow our customer base by selling new accounts directly through our own sales force, but particularly important through our growing distributor and reseller channel. During 2nd quarter we sold an additional 115 new accounts, including 15 new banks, and 100 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. For 2004, we have produced 244 new accounts, including 33 banks and 211 corporate customers.

We now have approximately 300 banks as customers, plus approximately 1360 network access accounts including corporations, federal, state and local governments located in over 70 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. Program to date we have signed 30 distributors who, in turn, service approximately 1200 resellers. Additionally, we have trained and certified approximately 1500 professionals from these organizations to sell and support VASCO's products. Although not a transaction in the 2nd Quarter, I am very pleased to point out a recent press release announcing the expanded distributor agreement with Network Engines, and access to their 500+ resellers in North America. We expect this relationship to contribute dramatically to our North American revenues going forward.

VASCO'S SUSTAINABLE, REPEATABLE SALES MODEL:

Our strategy has been, and continues to be, to identify and develop markets whose customers will generate a sustainable and repeatable revenue stream to VASCO. These are organizations that have large audiences, including employees, customers, partners, suppliers, or other associated parties.

One such market is VASCO's strongest vertical market, banking and finance. We typically sign a bank, assist them in a pilot application, then help them roll out their application to thousands or even millions of users over multiple months or years. A very strong and recent trend in our banking market is an aggressive move to prevent "Phishing," a hacker's attempt to steal a user's confidential information by pretending to be a valid web site.

A second growth market for VASCO continues to be Corporate Network Access (CNA). Working through growing Reseller and Solutions Partner networks that I mentioned before, VASCO is able to reach hundreds of thousands of potential end customers. This channel is mainly responsible for our dramatic increase in new accounts and the resulting growing customer base.

As I have commented before, our target markets are the applications and the users who currently authenticate themselves with a "static" or fixed password. These users number in the billion plus. Against this opportunity, VASCO has sold and delivered approximately 11.5 million Digipass units through the end of 2nd quarter 2004. We have just scratched the surface of this enormous market. Additionally, with over 50,000 banks in the world, and our penetration of approximately 300 banks as customers, we have a significant untapped opportunity in the banking and finance market.

Starting in 2005 we expect to see a new standard for smart cards to begin deploying in Europe and Asia. This new standard is known as EMV, which stands for Europay, MasterCard, Visa. VASCO has been investing in this new smartcard standard for over two years, and recently announced with MasterCard and Barclaycard the first commercial pilot for roll out in the UK. MasterCard expects this new standard to dramatically decrease "card not present" fraud. VASCO, with its unconnected smartcard reader is planning to be a major supplier to the hundreds of millions of potential users, supplied through its traditional banking partners. Keep an eye out for this one!

INTRODUCE JAN VALCKE:

At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan, congratulations to you and your team on a great 2nd Quarter.

COMMENTS BY JAN

Thank you, Ken.

After this positive quarter, it is interesting to look back at the accomplishments until now, and it's necessary to look ahead to VASCO's future growth and prosperity.

Indeed, VASCO's cost reduction programs, restructuring and optimization are behind us. Now, we must focus on the execution of the next chapter of our business plan. Growth is the next step. Not growth for growth's sake, but growth that makes this company more successful, more profitable.

For VASCO, growth is possible on three levels:

The first growth path for VASCO is geographical growth. VASCO can win new customers in previously unexplored countries or work in depth within existing markets. We are doing both.

VASCO has won new territories, bringing the total number of countries with a VASCO presence to 70.

VASCO also works in depth in existing markets, creating a domino effect in the local banking sector. We have experienced this when an initial bank in a new territory starts to provide its customers with our Digipass, others will follow. VASCO is also working in depth in existing Corporate Network Access markets, by further developing our local network of partners. This does not only mean that we sign new channel partners. We also make sure that our existing partners deliver. We train them, follow them up very closely and make sure that they create revenue.

In addition, more and more of our existing CNA customers start using VASCO's Digipass to secure transactions with their own customers. We call this the B-to-B market.

New applications are the second growth path for VASCO.

VASCO is the market leader as a provider of strong authentication products to the financial sector and has built a strong position in the Corporate Network Access market, specifically for remote access. We foresee a further growth in both markets.

However, we have an important growth potential in new markets.

These markets are:

      -     Enterprise Security

      -     E-commerce

      -     E-government

In enterprise security, VASCO recently won its first contracts. We foresee that this market will grow strongly in 2005.

There are two drivers for VASCO's future progress in the E-commerce market:

The first one is EMV/CAP, the chip authentication program of MasterCard where VASCO's Digipass 800 is an approved partner product.

The second product is VASCO's own Digipass Authentication Server, perfectly suited for the business-to-consumer e-commerce market. A typical end user would be the customer who buys a book online a couple of times per year. Although already started this year, the e-commerce market will really gain momentum in 2005.

Finally, the e-government market is slowly emerging. Worldwide, governments are pondering over the introduction of electronic ID-cards. Countries like Estonia, Belgium and Malaysia are trendsetters. Some of them conducted the first tests, including VASCO's Digipass 850. The recently launched Digipass 850 integration toolkit for PKI environments is VASCO's greatest asset in this market.

The development of new products in VASCO's Digipass factory is the third growth path for VASCO. VASCO's Digipass Factory is unique due to its interoperability, flexibility, ease of use and diversity.

Currently, VASCO is investing in the enhancement of the maturity of its existing product line, by embedding new options. Most of these improvements are invisible. An example is that a large number of our Digipass models already have AES (Advanced Encryption Standard) added, the next generation standard in public algorithms.

Next to the maturity of the products, VASCO focuses on the compatibility of its products with the solutions of the world's leading security and software vendors, such as Novell, Citrix, Watchguard, Netscreen, IBM, etc. The latest evolution in this category is the launch of the Digipass Plug-In for IBM's RACF, opening the high-volume mainframe market for Digipass.

Finally, VASCO launches new products, such as Digipass 585.

I can conclude that VASCO is doing well. At this moment we are implementing VASCO's growth plan, in order to make the company even more successful. One important trend will show you that VASCO's future is looking good. More and more customers that were using VASCO's Digipass for smaller volume corporate banking applications, are expanding their use of Digipass to large volume retail banking applications. This is an important indication for the longer-term growth potential of the US market, where VASCO is swiftly gaining market share in the corporate banking area.

Thank you.

INTRODUCE CLIFF BOWN:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

Thank you Ken.

As many of you may have seen in our press release, revenues from continuing operations were $7.2 million for the quarter and $13.2 million for the six months ended June 30, 2004. Revenues for the quarter were $1.2 million or 21% higher than the second quarter of 2003 and, for the first six months, revenues were $2.1 million or 19% higher than the same period in 2003.

The increase in revenue for the second quarter reflected a significant increase from the Banking market that was partially offset by a decline in the Corporate Network Access market. Revenues in the second quarter of 2004 from the banking segment increased 30% over the second quarter of 2003 while revenues from the Corporate Network Access market segment declined 7%.

The increase in revenue for the first six months reflected an increase in both the banking and Corporate Network Access markets. For the first six months of 2004, revenues from the banking market increased 23% and revenues from the Corporate Network Access market increased 7% over the same period in 2003.

In terms of total revenue for the second quarter, approximately 80% came from the Banking segment in 2004, compared to 74% in 2003, and 20% came from the Corporate Network Access segment in 2004, compared to 26% in 2003. On a year-to-date basis, the split in 2004 was approximately 78% banking and 22% Corporate Network Access versus 75% banking and 25% Corporate Network Access in 2003.

The geographic distribution of our revenues continues to change slowly. For the second quarter of both 2004 and 2003, approximately 80% of our revenue came from Europe, 9% came from the U.S. and the remaining 9% came from other countries, with notable contributions from South America in 2004 and from Australia and the Asia Pacific region in 2003. On a year-to-date basis, revenues from Europe have declined from 84% in 2003 to 81% in 2004 while revenues from the U.S. has increased from 7% in 2003 to 9% in 2004 and revenues from other countries have increased from 9% in 2003 to 10% in 2004. For reporting purposes, we include sales made by the U.S. sales force to customers in Canada as part of the U.S. sales numbers.

Gross profit as a percentage of revenue for the second quarter and first six months of 2004 was approximately 71% and 72%, respectively, and compares to 59% for both periods in 2003. The improvement in gross profit as a percentage of revenue was primarily related to three factors; the change in mix of sales within our Banking segment, the lower average cost of product produced, and the stronger Euro. Sales to new customers, both in the Banking and Corporate Network Access segments, are generally for smaller quantities and, therefore, have higher margins than sales to our larger customers in the Banking segment.

Operating expenses for the second quarter of 2004 were $3.6 million, an increase of $748,000 or 26% from the second quarter of 2003. Operating expenses for the first six months of 2004 were $7.1 million, an increase of $1.4 million or 23% from 2003. Changes in exchange rates for the second quarter and first six months accounted for approximately $219,000 or 29% and $642,000 or 47%, respectively, of the increase. I will comment a little further on currency a bit later. Excluding currency, expenses in the second quarter and first six months of 2004 reflected an increase of 19% and 12%, respectively, over the same periods in 2003.

Excluding the impact of currency, expenses in the second quarter and first six months of 2004 primarily reflected increases sales and marketing activities. Research and development and general and administrative expenses were comparable to expenses incurred in the same periods of 2003.

The increases in sales and marketing expenses primarily reflected costs associated with staff focused on increasing our penetration in existing markets and agents that can help establish a presence in new markets. The increase also included additional spending on trade shows and expenditures directed at helping the reseller channel market our products.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 80% of our operating expenses are denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the second quarter and first six months of 2004 than in the comparable periods of 2003. The Euro was approximately 8% stronger in the second quarter and 12% stronger for the first six months of 2004 compared to 2003 rates. The Australian Dollar was approximately 16% stronger in the second quarter and 23% stronger for the first six months of 2004 compared to 2003 rates.

Also, as noted in previous calls, we attempt to balance our currency exposure in expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales were approximately $253,000 higher in the second quarter and $649,000 higher in the first six months of 2004 than in the same periods of 2003 as a result of revenues being denominated in a foreign currency.

Operating income for the second quarter of 2004 was $1,479,000, an increase of $796,000 or 117% from the second quarter of 2003. Operating income for the first six months of 2004 was $2,378,000, an increase of $1,678,000 or 240% from the same period in 2003. In fact, operating income for the second quarter and first six months of 2004 exceeded the operating income reported for the full year 2003, which was $1,123,000.

Operating income as a percent of revenue, or operating margin, was approximately 21% for the quarter and 18% for the first six months and is 9 percentage points and 12 percentage points better than the same periods in 2003. The improvement in operating margin is primarily attributed to the improvement in gross profit as a percentage of revenue.

Other income and expense was an expense of $32,000 for the quarter and income of $45,000 for the first six months of 2004 and is $212,000 and $336,000 worse, respectively, than the same periods in 2003. The decline in other income and expense is primarily due to a reduction in exchange gains. In 2003, the Company benefited from the strengthening of the Euro as its term loan with Dexia Bank was denominated in U.S. dollars. That debt was repaid in the third quarter of 2003.

The Company reported income tax expense of $519,000 and $941,000 for the quarter and six months ended June 30, 2004, respectively. For 2003, income tax expense was $264,000 for both the quarter and the first six months. The expense in 2004 reflects the strong performance of the Belgium operating subsidiary and the fact that its net operating loss carry forwards were fully utilized in 2003. The effective tax rate for the quarter and first six months of 2004 was 35% and 38%, respectively.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $1,613,000 for the second quarter of 2004, an improvement of $473,000 or 41% from the second quarter of 2003. EBITDA from continuing operations for the first six months of 2004 was $2,756,000, an improvement of $1,126,000 or 69% from the first six months of 2003. EBITDA from continuing operations for the first six months of 2004 also exceeded the EBITDA for full-year 2003, which was $2,299,000, by $457,000 or 20%.

The current makeup of our workforce is 75 people worldwide with 46 in sales, marketing and customer support, 18 in research and development and 11 in general and administrative.

I would now like to make a few comments on the balance sheet. As a result of our strong operating performance during the second quarter of 2004, our balance sheet has continued to strengthen. During the second quarter, our cash balance increased $2,183,000, or 52%, to $6,350,000 and our working capital increased $1,120,000, or 19%, to $7,133,000.

During the quarter our Days Sales Outstanding in accounts receivable declined from 66 days at the end of the first quarter to 58 days at the end of the second quarter. Even though the DSO is slightly above our targets, we believe that it will come down in future periods as the flow of revenue within the quarter becomes more evenly distributed.

Finally, I would like to note that the Company continues to have no term debt and maintains a line of credit for up to 2 million Euros that is secured by its receivables. There were no borrowings against the line as of June 30, 2004.

NOW, I WOULD LIKE TO TURN THE MEETING BACK TO KEN

COMMENTS ON 3RD QUARTER AND FULL-YEAR 2004 - KEN HUNT

We would like to comment now on 3rd quarter and Full-Year 2004. As of this date, we have firm orders with shipments scheduled for the 3rd quarter of approximately $5.6 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number.

Today, we are modifying our guidance. First, we continue to project full-year revenue growth of 15-25% in 2004 as compared to 2003. Second, we are upgrading our guidance for Gross Margin from a range of 55-60% to 62-67%, and third, we are upgrading our guidance for Operating Income from a range of 4-10% to 13-18%. Last, we maintain our guidance for DSO's to range from approximately 45 to 55 days.

As far as quarterly guidance is concerned, we continue to maintain a conservative position, and do not feel it is yet appropriate. Our business is becoming more predictable over the horizon of 12 months, but remains somewhat uneven due to the impact of some very large orders and general seasonality, including holidays or vacations in the 3rd quarter of each year. As a result, we expect that the growth in some quarters will be lower than the full-year ranges while others will exceed the range.

In summary, we are very pleased with what we have accomplished in the 2nd quarter and first 6 months of 2004. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO's people to do their very best, always!

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator